The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated June 15, 2017

Preliminary Pricing Supplement (To the Prospectus dated July 18, 2016 and the Prospectus Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$[•] AutoCallable Notes due June 19, 2020 Linked to the Least Performing Reference Asset of Four Common Stocks Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	June 16, 2017
Issue Date:	June 21, 2017
Final Valuation Date:*	June 16, 2020
Maturity Date:*	June 19, 2020
Coupon Payments:	$6.66667 per $1,000 principal amount Note, which is 0.666667% of the principal amount per Note (8.00% per annum)
Automatic Call:

If, on any Call Valuation Date, the Closing Price of each Reference Asset is equal to or greater than its respective Initial Price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the applicable Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called prior to maturity, you will receive on the Maturity Date (in addition to the final Coupon Payment) a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                  If the Final Price of the Least Performing Reference Asset is equal to or greater than its Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount Note

▪                  If (a) the Final Price of the Least Performing Reference Asset is less than its Barrier Price and (b) we have not elected to exercise our physical settlement option, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

▪                  If (a) the Final Price of the Least Performing Reference Asset is less than its Barrier Price and (b) we have elected to exercise our physical settlement option, you will receive, per $1,000 principal amount Note, (i) an amount of shares of the Least Performing Reference Asset equal to the Applicable Physical Delivery Amount and (ii) a cash payment equal to the Applicable Fractional Share Amount times the Final Price of the Least Performing Reference Asset

If the Notes are not automatically called, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. In such an event, if we elect to exercise our physical settlement option, the market value of the shares that you receive may be less than the amount of cash that you would have received had we not elected to exercise such option. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including the Coupon Payments and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-In Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.25%	96.75%
Total	$[•]	$[•]	$[•]	$[•]

(1)         Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $967.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)         Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $920.00 and $951.90 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-2 of this preliminary pricing supplement.

(3)         Barclays Capital Inc. will receive commissions from the Issuer of up to 3.25% of the principal amount of the Notes, or up to $32.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Reference Assets:

The common stock of Deere & Company (“Deere”), the common stock of Caterpillar Inc. (“Caterpillar”),  the common stock of Fluor Corporation (“Fluor”) and the common stock of United Technologies Corporation (“United”), as set forth in the following table:

Reference Asset	Bloomberg Ticker	Initial Price	Barrier Price
Deere	DE UN <Equity>	$[•]	$[•]
Caterpillar	CAT UN <Equity>	$[•]	$[•]
Fluor	FLR UN <Equity>	$[•]	$[•]
United	UTX UN <Equity>	$[•]	$[•]

Each of the securities noted above are referred to herein as a “Reference Asset” and collectively as the “Reference Assets”
Coupon Payment Dates:*	The 21stth day of each month during the term of the Notes, beginning in July 2017, provided that the final Coupon Payment Date will be the Maturity Date**
Call Valuation Dates:*	September 18, 2017, December 18, 2017, March 16, 2018, June 18, 2018, September 18, 2018, December 18, 2018, March 18, 2019, June 18, 2019, September 18, 2019, December 18, 2019, March 18, 2020
Call Settlement Date:	The Coupon Payment Date following the Call Valuation Date on which an Automatic Call occurs
Initial Price:	With respect to a Reference Asset, the Closing Price on the Initial Valuation Date, as noted in the table above
Barrier Price:	With respect to a Reference Asset, 62.00% of its Initial Price (rounded to the nearest cent), as noted in the table above
Final Price:	With respect to a Reference Asset, the Closing Price on the Final Valuation Date
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Coupon Payment that will otherwise be payable on the Call Settlement Date
Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Applicable Physical Delivery Amount:	The Physical Delivery Amount (as described below) applicable to the Least Performing Reference Asset
Applicable Fractional Share Amount:	The Fractional Share Amount (as described below) applicable to the Least Performing Reference Asset
Physical Delivery Amount and Fractional Share Amount:

With respect to a Reference Asset, (a) the Physical Delivery Amount is a number of shares of such Reference Asset equal to $1,000 divided by the Initial Price, rounded down to the nearest whole number and (b) the Fractional Share Amount is equal to the number of fractional shares resulting from dividing $1,000 by the Initial Price. The Physical Delivery Amount and Fractional Share Amount for each Reference Asset are noted in the table below:

Reference Asset	Physical Delivery Amount	Fractional Share Amount
Deere	[•] shares	[•] shares
Caterpillar	[•] shares	[•] shares
Fluor	[•] shares	[•] shares
United	[•] shares	[•] shares

Tax Allocation of the Coupon Payments:	Deposit Income: [•]% of the amount of each Coupon Payment on the Notes Put Premium: [•]% of the amount of each Coupon Payment on the Notes
Closing Price:

With respect to a Reference Asset on any day, the closing price per share of such Reference Asset published at the regular weekday close of trading on such day as displayed on the applicable Bloomberg Professional® service page noted above under “Reference Assets” or any successor page on Bloomberg Professional® service or any successor service, as applicable

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741WCM0 / US06741WCM01

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this preliminary pricing supplement

**            If such day is not a Business Day, the Coupon Payment Date will occur on the next following Business Day with the same force and effect as if paid on the originally scheduled Coupon Payment Date. No interest will accrue as a result of such delayed payment. For the avoidance of doubt, the only scheduled Coupon Payment Date in June 2020 is the Maturity Date.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PPS-1

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-2

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                You understand and accept that any positive return on the Notes will be limited to the Coupon Payments

•                You are willing to accept the risk that you may lose some or all of the principal amount of your Notes

•                You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                You understand and accept the risks that, if your Notes are not automatically called prior to maturity, the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset and that you will lose some or all of your principal if the Final Price of only one Reference Asset is less than its respective Barrier Price

•                You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Reference Assets, nor will you have any voting rights with respect to the issuers of each Reference Asset

•                You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if the Notes are not automatically called

•                You are willing to assume our credit risk for all payments on the Notes

•                You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                You anticipate that the price of at least one Reference Asset will decline during the term of the Notes such that the Final Price of at least one Reference Asset is less than its Barrier Price

•                You seek an investment the return on which is not limited to the Coupon Payments on the Notes

•                You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Reference Assets

•                You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to suffer a loss of principal at maturity, regardless of the performance of the other Reference Assets

•                You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if they are not automatically called

•                You are unwilling or unable to assume our credit risk for all payments on the Notes

•                You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The scheduled Call Valuation Dates, the Final Valuation Date, the Coupon Payment Dates following the Call Valuation Dates and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

For the avoidance of doubt, if a Call Valuation Date is postponed, the Coupon Payment Date following such Call Valuation Date will be postponed by the same number of business day from but excluding the originally scheduled Call Valuation Date to and including the actual Call Valuation Date. No interest will accrue as a result of any delayed payment.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

PPS-3

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AN AUTOMATIC CALL

The following examples demonstrate the how the payment upon an automatic call will be calculated under various circumstances. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The Notes are automatically called on the first Call Valuation Date.

Call Valuation Date	Is Closing Price of any Reference Asset Less Than its Initial Price?	Are the Notes Automatically Called?
1	No	Yes

Because the Closing Price of each Reference Asset on the first Call Valuation Date is equal to or greater than its respective Initial Price, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date (which will be the third Coupon Payment Date), and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 2.00%.

Example 2: The Notes are automatically called on the fourth Call Valuation Date.

Call Valuation Date	Is Closing Price of any Reference Asset Less Than its Initial Price?	Are the Notes Automatically Called?
1	Yes	No
2	Yes	No
3	Yes	No
4	No	Yes

Because the Closing Price of each Reference Asset on the third Call Valuation Date is equal to or greater than its respective Initial Price, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date (which will be the twelfth Coupon Payment Date), and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 8.00%.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following examples demonstrate the how the payment at maturity will be calculated under various circumstances. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•                Monthly Coupon Payments: $6.66667 per $1,000 principal amount Note, or $240.00 per principal amount Note (24.00% of the principal amount per Note) in the aggregate over the life of the Notes

•                The Notes are NOT automatically called prior to maturity

•                Hypothetical Initial Price, Barrier Price, Physical Delivery Amount and Fractional Share Amount for each Reference Asset as follows:*

Reference Asset	Initial Price	Barrier Price	Physical Delivery Amount	Fractional Share Amount
Deere	$126.42	$78.38	7 shares	0.91014 shares
Caterpillar	$105.75	$65.57	9 shares	0.45626 shares
Fluor	$46.81	$29.02	21 shares	0.36296 shares
United	$120.06	$74.44	8 shares	0.32917 shares

* The hypothetical Initial Prices shown above are based on the Closing Price of each Reference Asset on June 13, 2017. The hypothetical Barrier Prices, Physical Delivery Amounts and Fractional Share Amounts shown in the table above are based on such hypothetical Initial Prices. As noted on the cover of this preliminary pricing supplement, the actual Initial Price for each Reference Asset will be equal to the Closing Price of such Reference Asset on the Initial Valuation Date. The actual Barrier Price for each Reference Asset will be equal to 62.00% of the Initial Price, and the Physical Delivery Amount and Fractional Share Amount applicable to each Reference Asset will be calculated as set forth on the cover of this preliminary pricing supplement.

Final Price ($)				Reference Asset Return
Deere	Caterpillar	Fluor	United	Deere	Caterpillar	Fluor	United	Reference Asset Return of Least Performing Reference Asset	Payment at Maturity**
195.95	158.63	93.62	198.10	55.00%	50.00%	100.00%	65.00%	50.00%	$1,000.00
183.31	153.34	65.53	186.09	45.00%	45.00%	40.00%	55.00%	40.00%	$1,000.00
164.35	148.05	70.22	174.09	30.00%	40.00%	50.00%	45.00%	30.00%	$1,000.00
151.70	132.19	70.22	192.10	20.00%	25.00%	50.00%	60.00%	20.00%	$1,000.00
139.06	124.26	53.83	150.08	10.00%	17.50%	15.00%	25.00%	10.00%	$1,000.00
126.42	105.75	46.81	120.06	0.00%	0.00%	0.00%	0.00%	0.00%	$1,000.00
120.10	95.18	44.47	144.07	-5.00%	-10.00%	-5.00%	20.00%	-10.00%	$1,000.00
120.10	107.87	37.45	102.05	-5.00%	2.00%	-20.00%	-15.00%	-20.00%	$1,000.00
94.82	95.18	32.77	96.05	-25.00%	-10.00%	-30.00%	-20.00%	-30.00%	$1,000.00
88.49	79.31	39.79	74.44	-30.00%	-25.00%	-15.00%	-38.00%	-38.00%	$1,000.00
82.17	63.45	37.45	84.04	-35.00%	-40.00%	-20.00%	-30.00%	-40.00%	$600.00
132.74	142.76	23.41	72.04	5.00%	35.00%	-50.00%	-40.00%	-50.00%	$500.00
50.57	126.90	70.22	138.07	-60.00%	20.00%	50.00%	15.00%	-60.00%	$400.00
37.93	52.88	53.83	186.09	-70.00%	-50.00%	15.00%	55.00%	-70.00%	$300.00
202.27	37.01	9.36	90.05	60.00%	-65.00%	-80.00%	-25.00%	-80.00%	$200.00
18.96	21.15	4.68	30.02	-85.00%	-80.00%	-90.00%	-75.00%	-90.00%	$100.00
195.95	158.63	93.62	198.10	-10.00%	-100.00%	30.00%	10.00%	-100.00%	$0.00

** Assuming we have not exercised our physical settlement option. For examples demonstrating the amount of shares and cash that you would receive if (a) the Final of the Least Performing Reference Asset is less than its Barrier Price and (b) we elect to exercise our physical settlement option, please see Examples 3 and 4 below.

Example 1: The Final Price of Deere is $139.06, the Final Price of Caterpillar is $124.26, the Final Price of Fluor is $53.83 and the Final Price of United is $150.08.

Because the Deere has the lowest Reference Asset Return, Deere is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is greater than its Initial Price (and, accordingly, not less than its Barrier Price), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold, plus the final Coupon Payment.

The total return on investment of the Notes is 24.00%, the maximum possible return on the Notes.

PPS-5

Example 2: The Final Price of Deere is $94.82, the Final Price of Caterpillar is $95.18, the Final Price of Fluor is $32.77 and the Final Price of United is $96.05.

Because Fluor has the lowest Reference Asset Return, Fluor is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is not less than its Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold, plus the final Coupon Payment.

The total return on investment of the Notes is 24.00%, the maximum possible return on the Notes.

Example 3: The Final Price of Deere is $50.57, the Final Price of Caterpillar is $126.90, the Final Price of Fluor is $70.22 and the Final Price of United is $138.07.

Because Deere has the lowest Reference Asset Return, Deere is the Least Performing Reference Asset. Accordingly, the Final Price of the Least Performing Reference Asset is less than its Barrier Price.

If we do not elect to exercise our physical settlement option, you will receive a cash payment at maturity (in addition to the final Coupon Payment on the Notes) of $400.00 per principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -60.00%] = $400.00

Because Deere is the Least Performing Reference Asset, the Applicable Physical Delivery Amount and the Applicable Fractional Share Amount are 7 shares and 0.91014 shares, respectively, of Deere. Accordingly, if we do elect to exercise our physical settlement option, you will receive on the Maturity Date (in addition to the final Coupon Payment), per $1,000 principal amount Note that you hold, a total of 7 shares of Deere plus $46.03 in cash.

Assuming that we not exercise our physical settlement option, the total return on the Notes is -36.00%. If we exercise our physical settlement option, the total return may be higher or lower, depending on fluctuations in the price per share of Deere between the Final Valuation Date and the Maturity Date.

Example 4: The Final Price of Deere is $50.57, the Final Price of Caterpillar is $37.01, the Final Price of Fluor is $9.36 and the Final Price of United is $90.05.

Because Fluor has the lowest Reference Asset Return, Fluor is the Least Performing Reference Asset. Accordingly, the Final Price of the Least Performing Reference Asset is less than its Barrier Price.

If we do not elect to exercise our physical settlement option, you will receive a cash payment at maturity (in addition to the final Coupon Payment on the Notes) of $200.00 per principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -80.00%] = $200.00

Because Fluor is the Least Performing Reference Asset, the Applicable Physical Delivery Amount and the Applicable Fractional Share Amount are 21 shares and 0.36296 shares, respectively, of Fluor. Accordingly, if we do elect to exercise our physical settlement option, you will receive on the Maturity Date (in addition to the final Coupon Payment) a total of 21 shares of Fluor plus $3.40 in cash.

Assuming that we not exercise our physical settlement option, the total return on the Notes is -56.00%. If we exercise our physical settlement option, the total return may be higher or lower, depending on fluctuations in the price per share of Fluor between the Final Valuation Date and the Maturity Date.

Examples 3 and 4 above demonstrate that if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose some or all of your principal, even if the Reference Asset Returns of one or more of the other Reference Assets are positive.  Your losses will not be mitigated in any way by virtue of the Reference Asset Returns of the other Reference Assets being higher than that of the Least Performing Reference Asset.

If the Notes are not automatically called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

PPS-6

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal.  If the Notes are not automatically called prior to maturity, the payment at maturity depends on whether the Final Price of the Least Performing Reference Asset is less than its Barrier Price.  If the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Price to its Final Price. Furthermore, if we exercise our physical settlement option in such an event, the market value of the shares that you receive may be less than the amount of the cash payment that you would have received at maturity had we not exercised such option because of fluctuations in the price of the Least Performing Reference Asset between the Final Valuation Date and the Maturity Date. You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return Limited to the Coupon Payments on the Notes—At maturity, you will not receive more than the principal amount of your Notes, even if the Reference Asset Return of one or more Reference Assets is positive. The total payments that you receive over the term of the Notes will never exceed the principal amount of your Notes plus the Coupon Payments on the Notes.

•                  The Notes are Subject to Volatility Risk—Volatility is a measure of the magnitude of the movements of the price of an asset (or level of an index) over a period of time. The amount of the Coupon Payments is based on a number of factors, including the expected volatility of the Reference Assets. The Coupon Payment amount is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that the Final Price of that Reference Asset will be less than its Barrier Price.

Accordingly, you should understand that the Coupon Payment amount reflects, among other things, an indication of a greater likelihood that you will incur a loss of principal at maturity than would have been the case had the Coupon Payment amount been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will lose some or all of your principal at maturity for the reasons described above.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover of this preliminary pricing supplement, the Notes will be automatically called if the Closing Price of each Reference Asset on a Call Valuation Date is equal to or greater than its respective Initial Price. Accordingly, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on any Call Settlement Date, together with any Coupon Payments that you will have received on prior Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to the scheduled maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If Your Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Price of any Reference Asset any Time Other than the Closing Price of the Least Performing Reference Asset on the Final Valuation Date—The Final Prices and Reference Asset Returns will be based solely on the Closing Prices of the Reference Assets on the Final Valuation Date. Accordingly, if the price of the Least Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, may be significantly less than it would have been had your payment at maturity been linked to the price of such Reference Asset at a time prior to such drop.

If your Notes are not automatically called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset. If the Final Price of the Least Performing Reference Asset is less than the Barrier Price applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                  Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Price of any Reference Asset at Any Time Other than the Closing Prices of the Reference Assets on the applicable Call Valuation Date—Whether or not the Notes are automatically called will be based solely on the Closing Prices of the Reference Assets on the Call Valuation Dates.  Accordingly, if the price of any Reference Asset drops on any Call Valuation Date such that the Closing Price of such Reference Asset falls below the Initial Price for such Reference Asset, your Notes will not be called on the relevant Call Valuation Date.

PPS-7

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment on the Notes, including the Coupon Payments and any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this preliminary pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of any of the Reference Assets would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The price of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•                  Single Equity Risk—The price of each Reference Asset can rise or fall sharply due to factors specific to the relevant Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Reference Asset. We have not undertaken any independent review or due diligence of any Reference Asset issuer’s SEC filings or of any other publicly available information regarding any such issuer.

•                  Industry Concentration Risk—The issuers of each Reference Asset have operations associated with the building and construction industry. The performance of these companies is subject to a number of complex and unpredictable factors such as industry competition, government regulation, political developments and supply and demand for the products and services produced or offered by such companies. Negative developments in the building and construction industry may have a negative effect on the issuers of the Reference Assets and, in turn, may have a material adverse effect on the value of the Notes. By investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

PPS-8

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital

PPS-9

Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

PPS-10

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income or loss.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income in respect of the Notes at a rate that exceeds the portion of the Coupon Payments treated as interest on the Deposit (as defined below) for U.S. federal income tax purposes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit (as defined below) and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the market price of, dividend rate on and expected volatility of the Reference Assets;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-11

THE REFERENCE ASSETS

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC.  The address of the SEC’s website is http://www.sec.gov.  Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing each Reference Asset can be located by reference to the respective SEC file number specified below.

The summary information below regarding each Reference Asset comes from each company’s respective SEC filings.  You are urged to refer to the SEC filings made by the relevant company and to other publicly available information (such as the company’s annual report) to obtain an understanding of the company’s business and financial prospects.  The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular company. We have not undertaken any independent review or due diligence of the SEC filings of the issuer of any of the Reference Assets or of any other publicly available information regarding each such issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement.  We have not undertaken any independent review or due diligence of the SEC filings of any Reference Asset or any other publicly available information regarding any Reference Asset.

We obtained the historical trading price information with respect to each Reference Asset set forth below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

PPS-12

Deere & Company

According to publicly available information, Deere manufactures and distributes a range of agricultural, construction, forestry, and commercial and consumer equipment. Deere supplies replacement parts for its own products and for those of other manufacturers. Deere also provides product and parts financing services.

Information filed by Deere with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04121, or its CIK Code: 0000315189.  The common stock of Deere is listed on the New York Stock Exchange under the ticker symbol “DE”.

Historical Performance of the Common Stock of Deere & Company

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Deere during the periods indicated below. The graph below graph sets forth the historical performance of Deere based on daily Closing Prices from January 1, 2012 through June 13, 2017. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	89.05	79.21	80.90
June 30, 2012	83.43	70.59	80.87
September 30, 2012	82.95	73.73	82.49
December 31, 2012	86.87	81.19	86.42
March 31, 2013	95.05	85.55	85.98
June 30, 2013	93.77	81.00	81.25
September 30, 2013	85.10	80.90	81.39
December 31, 2013	91.33	81.50	91.33
March 31, 2014	90.80	84.05	90.80
June 30, 2014	94.53	89.95	90.55
September 30, 2014	91.38	81.95	81.99
December 31, 2014	90.85	80.01	88.47
March 31, 2015	92.75	84.58	87.69
June 30, 2015	97.05	87.51	97.05
September 30, 2015	97.33	73.62	74.00
December 31, 2015	80.91	72.89	76.27
March 31, 2016	85.68	71.78	76.99
June 30, 2016	87.48	75.75	81.04
September 30, 2016	88.09	76.94	85.35
December 31, 2016	103.92	84.70	103.04
March 31, 2017	111.22	104.05	108.86
June 13, 2017*	126.42	107.54	126.42

* For the period beginning on April 1, 2017 and ending on June 13, 2017

Historical Performance of the Common Stock of Deere & Company

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-13

Caterpillar Inc.

According to publicly available information, Caterpillar designs, manufactures, and markets construction, mining, and forestry machinery. Caterpillar also manufactures engines and other related parts for its equipment, and offers financing and insurance. Caterpillar distributes its products through a worldwide organization of dealers.

Information filed by Caterpillar with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00768, or its CIK Code: 0000018230.  The common stock of Caterpillar is listed on the New York Stock Exchange under the ticker symbol “CAT”.

Historical Performance of the Common Stock of Caterpillar Inc.

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Caterpillar during the periods indicated below. The graph below graph sets forth the historical performance of Caterpillar based on daily Closing Prices from January 1, 2012 through June 13, 2017. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	116.20	93.98	106.52
June 30, 2012	109.21	82.25	84.91
September 30, 2012	93.94	79.64	86.04
December 31, 2012	90.79	81.10	89.58
March 31, 2013	99.49	86.64	86.97
June 30, 2013	90.31	80.43	82.49
September 30, 2013	88.17	81.85	83.37
December 31, 2013	91.15	82.12	90.81
March 31, 2014	99.39	86.17	99.37
June 30, 2014	109.38	99.81	108.67
September 30, 2014	111.40	99.03	99.03
December 31, 2014	106.45	89.34	91.53
March 31, 2015	91.88	78.45	80.03
June 30, 2015	89.33	79.64	84.82
September 30, 2015	84.46	63.79	65.36
December 31, 2015	74.75	64.39	67.96
March 31, 2016	76.54	57.91	76.54
June 30, 2016	80.39	69.43	75.81
September 30, 2016	88.77	74.38	88.77
December 31, 2016	97.33	81.11	92.74
March 31, 2017	99.02	91.39	92.76
June 13, 2017*	106.07	92.27	105.75

* For the period beginning on April 1, 2017 and ending on June 13, 2017

Historical Performance of the Common Stock of Caterpillar Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-14

Fluor Corporation

According to publicly available information, Fluor is a professional services company. Fluor provides engineering, procurement, construction, and maintenance, as well as project management services on a global basis. Fluor also provides outsourcing of maintenance services and asset operations, equipment rental and sales, business support services, and other services.

Information filed by Fluor with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16129, or its CIK Code: 0001124198.  The common stock of Fluor is listed on New York Stock Exchange under the ticker symbol “FLR”.

Historical Performance of the Common Stock of Fluor Corporation

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Fluor during the periods indicated below. The graph below graph sets forth the historical performance of Fluor based on daily Closing Prices from January 1, 2012 through June 13, 2017. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	63.99	51.53	60.04
June 30, 2012	61.17	45.12	49.34
September 30, 2012	60.15	46.09	56.28
December 31, 2012	59.53	51.39	58.74
March 31, 2013	66.33	59.98	66.33
June 30, 2013	66.28	54.16	59.31
September 30, 2013	72.03	57.75	70.96
December 31, 2013	80.29	69.60	80.29
March 31, 2014	83.65	73.79	77.73
June 30, 2014	79.40	72.98	76.90
September 30, 2014	78.99	66.73	66.79
December 31, 2014	69.24	56.29	60.63
March 31, 2015	60.69	52.21	57.16
June 30, 2015	61.20	52.97	53.01
September 30, 2015	52.93	40.94	42.35
December 31, 2015	50.47	41.46	47.22
March 31, 2016	55.25	41.11	53.70
June 30, 2016	55.52	46.14	49.28
September 30, 2016	53.97	48.54	51.32
December 31, 2016	57.14	44.58	52.52
March 31, 2017	58.17	51.39	52.62
June 13, 2017*	52.74	44.41	46.81

* For the period beginning on April 1, 2017 and ending on June 13, 2017

Historical Performance of the Common Stock of Fluor Corporation

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-15

United Technologies Corporation

According to publicly available information, United provides technology products and support services. United products include aircraft engines, elevators and escalators, heating and air conditioning equipment, helicopters, aerospace systems, fuel cell systems, and fire safety equipment.

Information filed by United with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00812 or its CIK Code: 0000101829.  The common stock of United is listed on the New York Stock Exchange under the ticker symbol “UTX”.

Historical Performance of the Common Stock of United Technologies Corporation

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of United during the periods indicated below. The graph below graph sets forth the historical performance of United based on daily Closing Prices from January 1, 2012 through June 13, 2017. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	86.89	73.90	82.94
June 30, 2012	82.73	70.88	75.53
September 30, 2012	82.45	71.84	78.29
December 31, 2012	83.17	74.65	82.01
March 31, 2013	93.59	83.55	93.43
June 30, 2013	97.55	91.05	92.94
September 30, 2013	112.00	93.80	107.82
December 31, 2013	113.80	102.76	113.80
March 31, 2014	118.31	107.91	116.84
June 30, 2014	120.09	113.10	115.45
September 30, 2014	115.93	103.79	105.60
December 31, 2014	117.24	99.17	115.00
March 31, 2015	124.11	111.52	117.20
June 30, 2015	119.14	110.93	110.93
September 30, 2015	111.58	86.82	88.99
December 31, 2015	100.80	88.36	96.07
March 31, 2016	100.25	84.66	100.10
June 30, 2016	105.89	97.21	102.55
September 30, 2016	109.69	100.10	101.60
December 31, 2016	110.98	98.67	109.62
March 31, 2017	113.68	108.18	112.21
June 13, 2017*	122.25	111.93	120.06

* For the period beginning on April 1, 2017 and ending on June 13, 2017

Historical Performance of the Common Stock of United Technologies Corporation

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-16

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed-rate debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Least Performing Reference Asset (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”).  As set forth on the cover of this preliminary pricing supplement, we have determined the amount of each Coupon Payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium.  The terms of your Notes require you and us to allocate the Coupon Payments as set forth on the cover, but this allocation is not binding on the Internal Revenue Service.  Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Amounts treated as interest on the Deposit will be subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes.  For a further discussion of the tax considerations applicable to fixed rate debt obligations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” in the accompanying prospectus supplement.  Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

If the Notes are redeemed or cash settled at maturity, such receipt of cash (excluding cash attributable to the final monthly Coupon Payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option.  Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly Coupon Payment on the Notes).

If the Notes are physically settled at maturity with shares of a Reference Asset, you should not recognize any gain or loss (other than with respect to cash received in respect of the Fractional Share Amount, as described below) in respect of the Put Option. You should have a basis in such shares (including for this purpose any fractional shares) equal to the principal amount of the Notes less the total Put Premium that you received over the term of the Notes. If you receive cash in respect of the Fractional Share Amount upon the physical settlement of the Notes, you should recognize short-term capital gain or loss equal to the difference between the amount of cash you receive and your tax basis in the fractional shares.  Your holding period in the shares you receive upon the maturity of your Notes will begin on the day after you receive such shares.

Upon a sale of your Notes, you would be required to apportion the value of the amount you receive between the Deposit and Put Option on the basis of the values thereof on the date of the sale.  You would recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount apportioned to the Deposit (excluding amounts attributable to accrued but unpaid interest on the Deposit, which will be taxed as ordinary income) and (ii) your adjusted tax basis in the Deposit.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Upon a sale of your Notes, the amount of cash that you receive that is apportioned to the Put Option, if any, (together with any amount of Put Premium previously received and deferred as described above) would be treated as short-term capital gain.  If the value of the Deposit on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under

PPS-17

the Put Option.  In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments.  There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly.  If your Notes are so treated, you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.  For a further discussion of the tax considerations applicable to contingent payment debt instruments, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

It is also possible that the Notes could be treated as a pre-paid income-bearing derivative contract in respect of the Reference Assets, in which case you may be required to include the entire monthly Coupon Payment on the Notes in ordinary income (and not just the interest on the Deposit).

Furthermore, it is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component.  If the Notes were treated as notional principal contracts, you could in effect be required to include all of the interest payments in income, rather than only the portion thereof denoted as Deposit Income on the cover of this preliminary pricing supplement, and any gain or loss that you recognize upon the maturity of your Notes would likely be treated as ordinary income or loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Put Options and Deposits” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Coupon Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Coupon Payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding “ in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Section 871(m) Withholding.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain contracts linked to U.S. corporations that are owned by non-U.S. holders.  However, the regulations will only apply to a contract that is issued before January 1, 2018 if the contract is a “delta-one” contract (i.e., a contract that provides for “delta-one” exposure to underlying U.S. corporations).  We have determined that the Notes are not “delta-one” contracts for this purpose, and we therefore believe, and intend to take the position, that payments on the Notes should not be subject to Section 871(m) withholding tax.

However, a non-U.S. holder could nevertheless be subject to Section 871(m) tax in respect of the Notes if (a) the holder’s position under the Notes would be “delta-one” when combined with other related  positions that are held by the holder or (b) if a principal purpose for the holder’s investment in Notes is to avoid the application of Section 871(m), in which case a special Section 871(m) anti-abuse rule could apply to the holder’s investment in the Notes.  Non-U.S. holders are urged to consult their tax advisors regarding the application of Section 871(m) to the Notes and the possibility that the combination rule or anti-abuse rule could apply to their investment in the Notes.

PPS-18

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-19